SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)      June 2, 2015

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11596	58-1954497
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

8302 Dunwoody Place, Suite 250, Atlanta, Georgia	30350
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 587-9898

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

| __ |	Written communications pursuant to Rule 425 under the Securities Act

| __ |	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

| __ |	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

| __ |	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 5 – Corporate Governance and Management

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Certain Directors of Perma-Fix Environmental Services, Inc., as Officers and Directors of Medical, S.A., a Majority-Owned Subsidiary of the Company

On June 2, 2015, the shareholders of Perma-Fix Medical, S.A., a corporation formed under the laws of Poland (“Perma-Fix Medical”), and of which Perma-Fix Environmental Services, Inc. (the “Company”) owns currently approximately 64% of the common equity, elected certain officers and directors of Perma-Fix Medical, which individuals currently serve as directors of the Company, in the capacities noted in the following table:

Name	Position with Perma-Fix Medical	Position with the Company

Louis F. Centofanti	Chairman	Director, President & CEO, and member of Research and Development Committee

Gary Kugler	Director	Director, member of the Audit Committee, Corporate Governance and Nominating Committee, and member of Research and Development Committee

John M. Climaco	Executive Vice-President	Director, member of the Strategic Advisory Committee

Information about certain relationships and related transactions involving Mr. Centofanti and the Company, as required by Item 5.02(d) and Item 404(a) of Regulation S-K, is contained in the Company Form 10-K for the year ended December 31, 2014, and is incorporated herein by reference.

Certain additional information about Mr. Climaco, as required by Item 5.02(c) and Items 401(b), (d), and (e) of Regulation S-K, is contained in the Company Form 10-K for the year ended December 31, 2014, and is incorporated herein by reference. Information about certain relationships and related transactions involving Mr. Climaco and the Company, as required by Item 5.02(c) and Item 404(a) of Regulation S-K, is contained in the Company Form 10-K for the year ended December 31, 2014, and is incorporated herein by reference.

In connection with Mr. Climaco’s election as Executive Vice-President of Perma-Fix Medical, he will receive an annual salary from such company of $150,000. Mr. Climaco’s consulting agreement with the Company, reported in the Company’s Form 8-K filed on October 23, 2014, was terminated.

In addition to the directors of the Company who were elected to the named positions with Perma-Fix Medical, Steve Belcher was elected the new Chief Executive Officer of Perma-Fix Medical. Mr. Belcher, who has had no previous affiliation with the Company except as an advisory director of Perma-Fix Medical since June 2014, brings over 19 years of experience in the nuclear pharmaceutical sector to his new role as CEO. He has a proven track record with startups, mergers, acquisitions, operations and sales. Mr. Belcher is a founder, principal, and former Vice President of Triad Isotopes, which was formed in 2007 and has grown to 60 pharmacies and $270 million in sales. Mr. Belcher has contributed to the success of Triad as its architect and in numerous roles ranging from Vice President of Sales and Marketing to Vice President of Strategic Accounts. In this last role, Mr. Belcher helped secure over $300 million in growth opportunities over the last 2 years alone. Previously, Mr. Belcher served as an officer and principle architect of multiple successful new ventures. One of his companies was credited with establishing the first unit dose radiopharmaceutical sales in Puerto Rico. While growing the company, he managed a merger with a strategic partner and then worked with the partners to execute an exit strategy with Bristol Meyers Squibb. Mr. Belcher served as Chairman of the Board for the Association for Independent Nuclear Pharmacies and has extensive recognition throughout the nuclear medicine community. He serves on the boards of, or as an advisor to, multiple companies in the medical sector as well serving on the board for Make a Wish Alabama. In connection with Mr. Belcher’s election as Chief Executive Officer of Perma-Fix Medical, he will receive an annual salary from such company of $200,000.

Perma-Fix Medical has adopted the 2015 Stock Option Plan, pursuant to which options to purchase an aggregate 220,000 shares of Perma-Fix Medical common stock can be granted by Perma-Fix Medical. The exercise price of all options granted under the 2015 Stock Option Plan may not be for less than Fair Market Value, as defined in the plan. Any options granted under the plan may not be exercised more than 10 years after the date of the enabling resolutions approving the 2015 Stock Option Plan.

Section 8 – Other Events

Item 8.01 – Other Events.

As of the date of this Report, the Company owns approximately 64% of the common equity of Perma-Fix Medical. Pursuant to the 2015 Stock Option Plan, described above in Item 5.02, an aggregate 220,000 shares of Perma-Fix Medical common stock can be granted by Perma-Fix Medical. The Company has entered into a letter of intent with Digirad Corporation, a Nasdaq-listed company (“Digirad”), pursuant to the terms of which Digirad would invest $1 million in Perma-Fix Medical through a private placement of the common stock of Perma-Fix Medical. Although the transaction with Digirad is subject to the execution of a definitive agreement and other conditions, if such transaction is consummated, and all 220,000 stock options under the 2015 Stock Option Plan are granted and exercised in accordance with their terms, the Company’s ownership interest in Perma-Fix Medical would be diluted from approximately 64% to approximately 51.9%.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 8, 2015

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

By:	/s/ Ben Naccarato
Ben Naccarato
Vice President and
Chief Financial Officer

4